[Letterhead of Sutherland Asbill & Brennan LLP]

November 20, 2009

Invesco Mortgage Capital Inc.
1555 Peachtree Street, NE, Suite 1800
Atlanta, GA  30309

Re:	Invesco Mortgage Capital Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Invesco Mortgage Capital Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 on November 20, 2009 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offer and sale of up to 1,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to the Invesco Mortgage Capital Inc. 2009 Equity Incentive Plan (the “Plan”).

As counsel to the Company, we have participated in the preparation of the Registration Statement and have examined the originals or copies, certified or otherwise identified to our satisfaction as being true copies, of the following:

(i)	The Plan;

(ii)	The Articles of Incorporation of the Company, as amended, certified as of a recent date by the State Department of Assessments and Taxation of the State of Maryland (the “Charter”);

(iii)	The Bylaws of the Company, certified as of the date hereof by an officer of the Company (the “Bylaws”);

(iv)
A Certificate of Good Standing with respect to the Company issued by the State Department of Assessments and Taxation of the State of Maryland as of a recent date (the “Certificate of Good Standing”); and

(v)
The resolutions of the board of directors of the Company (the “Board”) relating to, among other things, (a) the authorization and approval of the Plan, (b) the authorization and approval of the preparation and filing of the Registration Statement, and (c) the authorization, issuance, offer and sale of the Shares pursuant to the Registration Statement and the Plan, certified as of the date hereof by an officer of the Company (collectively, the “Resolutions”).

With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, and (v) that all certificates issued by public officials have been properly issued. We also have assumed without independent investigation or verification the accuracy and completeness of all corporate records made available to us by the Company.

Where factual matters material to this opinion letter were not independently established, we have relied upon certificates of public officials (which we have assumed remain accurate as of the date of this opinion), upon certificates and/or representations of officers and employees of the Company, upon such other certificates as we deemed appropriate, and upon such other data as we have deemed to be appropriate under the circumstances.  Except as otherwise stated herein, we have undertaken no independent investigation or verification of factual matters.

The opinions set forth below are limited to the effect of the Maryland General Corporation Law, as in effect on the date hereof, and we express no opinion as to the applicability or effect of any other laws of such jurisdiction or the laws of any other jurisdictions.  Without limiting the preceding sentence, we express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance and sale of the Shares pursuant to the Registration Statement and the Plan.

On the basis of and subject to the foregoing, and in reliance thereon, and subject to the limitations and qualifications set forth in this opinion letter, and assuming that (i) the issuance, offer and sale of the Shares from time to time and the final terms and conditions of such issuance, offer and sale, including those relating to consideration and amount of the Shares to be issued, offered and sold, have been duly authorized and determined or otherwise established by proper action of the Board in accordance with the Company’s Charter and Bylaws, and are consistent with the terms and conditions for such issuance, offer and sale set forth in the Plan and the Resolutions and the descriptions thereof in the Registration Statement, (ii) the Shares have been delivered to, and the agreed consideration has been fully paid at the time of such delivery by, the purchasers thereof, (iii) upon the issuance of any Shares pursuant to the Registration Statement and the Plan, the total number of shares of Common Stock issued and outstanding does not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter; and (iv) the Certificate of Good Standing remains accurate, each of the Plan and the Resolutions remain in effect, without amendment, and the Registration Statement has become effective under the Securities Act and remains effective at the time of any issuance, offer or sale of the Shares, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the Registration Statement and the Plan, will be validly issued, fully paid and nonassessable.

The opinions expressed in this opinion letter (i) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (ii) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the addressee of this opinion letter or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.  Otherwise, this opinion letter may not be relied on by, or furnished to, any other person or entity without our prior written consent and without limited the foregoing, may not be quoted, published or otherwise disseminated, without in each instance our prior written consent.

Respectfully submitted,

SUTHERLAND ASBILL & BRENNAN LLP

By:           /s/ John J. Mahon
                John J. Mahon, a partner